Exhibit 99.1
Media-Information
New York                                September 18, 2023
DWS’s RREEF Property Trust closes on agreement to expand NJ logistics asset via a new 15-year lease with existing tenant and completes disposition of an office property

DWS announced today that RREEF Property Trust, Inc. (NASDAQ: ZRPTAX; ZRPTIX; ZRPTMX, ZRPTUX), a publicly registered, daily NAV1 REIT (the “Company”) that it advises through an affiliate, has agreed to expand the premises of its 1109 Commerce Corner investment to accommodate the growth initiatives of an existing tenant, Performance Food Group (NYSE: PFGC). Commerce Corner is a 100% leased state-of-the-art, multi-tenant warehouse and distribution center, which was acquired by the Company in 2014.

The expansion to Commerce Corner contemplates spending roughly $29 million to add approximately 141,000 square feet to the existing 259,910 square-foot premises. This expansion is anticipated to commence in fourth quarter 2023, with substantial completion to be achieved approximately 12 months later. Performance Food Group has agreed that, upon substantial completion, it will take possession of the expansion space for 15 years, and in combination with extending their lease for their existing space for the same duration, will bring their leased footprint at the property to approximately 301,000 square feet.

Commerce Corner is in the Gloucester County submarket, which is part of the broader Philadelphia metro industrial market. The Philadelphia metro industrial market remains extraordinarily competitive given its prime location and its proximity to the Northeast’s four major shipping ports. Commerce Corner is 25 miles from the Philadelphia central business district and Philadelphia’s airport, with easy access to major highways supporting truck commerce.

Additionally, DWS announced today that the Company has disposed of its Anaheim Hills Office Plaza property located in Anaheim, California for a price that was slightly above the June 30, 2023 carrying value. After the sale, the Company’s property sector allocations were approximately 37% industrial, 33% residential, 25% retail and 5% office.

“Active asset and portfolio management is fundamental to our investment philosophy. The pre-leased expansion of Commerce Corner to increase RREEF Property Trust’s industrial allocation while transacting strategically to reduce office exposure is emblematic of that time-tested approach,” said Todd Henderson, Chairman of the Board of RREEF Property Trust and Head of Real Estate, Americas at DWS. “It also underscores our ability to execute across the real estate risk spectrum as we endeavor to deliver strong risk-adjusted total returns across cycles to our investors.”

1 Valuations and appraisals of RREEF Property Trust’s properties and real estate-related securities are estimates of fair value and may not necessarily correspond to realizable value, and may not accurately reflect the actual price at which assets could be liquidated on any given day.

Published by the Communications Department of DWS Group GmbH & Co. KGaA
http://www.dws.com

Exhibit 99.1
For further information please contact:

Kenny Juarez
DWS Group Media Relations
Phone: +1-212-454-9994
E-Mail: kenny.juarez@dws.com

About DWS Group
DWS Group (DWS) with EUR 859bn of assets under management (as of June, 30 2023) aspires to be one of the world's leading asset managers. Building on more than 60 years of experience, it has a reputation for excellence in Germany, Europe, the Americas and Asia. DWS is recognized by clients globally as a trusted source for integrated investment solutions, stability and innovation across a full spectrum of investment disciplines.

We offer individuals and institutions access to our strong investment capabilities across all major liquid and illiquid asset classes as well as solutions aligned to growth trends. Our diverse expertise in Active, Passive and Alternatives asset management – as well as our deep environmental, social and governance focus – complement each other when creating targeted solutions for our clients. Our expertise and on-the-ground knowledge of our economists, research analysts and investment professionals are brought together in one consistent global CIO View, giving strategic guidance to our investment approach.

DWS wants to innovate and shape the future of investing. We understand that, both as a corporate as well as a trusted advisor to our clients, we have a crucial role in helping navigate the transition to a more sustainable future. With approximately 4,400 employees in offices all over the world, we are local while being one global team. We are committed to acting on behalf of our clients and investing with their best interests at heart so that they can reach their financial goals, no matter what the future holds. With our entrepreneurial, collaborative spirit, we work every day to deliver outstanding investment results, in both good and challenging times, to build the best foundation for our clients’ financial future.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," "will" and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made, including related to the completion of the Commerce Corner expansion and the performance of the property. Although RREEF Property Trust believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. RREEF Property Trust undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the company's expectations.
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Published by the Communications Department of DWS Group GmbH & Co. KGaA
http://www.dws.com